                                                                 EXHIBIT 10.15

                               January 23, 1997
Roberta R. Katz

     Re: AMENDMENT OF EMPLOYMENT AGREEMENT

Dear Roberta:

     This letter serves as written confirmation and clarification of our prior agreement (the "Prior Agreement") with respect to your employment in the event of a change in control of Netscape Communications Corporation (the "Company"), which arrangement the Company acknowledges was a condition to your accepting employment with the Company. The Prior Agreement was set forth in the second paragraph of a letter from you to me dated April 26, 1995 and was effective upon your accepting employment with the Company, and the Company hereby acknowledges that the Prior Agreement has existed as an agreement effective upon your accepting employment with the Company. In order to clarify and confirm the Prior Agreement, we have agreed to amend your written employment agreement with the Company dated April 4, 1995 but signed by you as of April 26, 1995 (the "Agreement") to include the following paragraphs:

     "Upon the occurrence of a Change in Control, the Company or any successor entity shall be obligated to continue your Service over the remainder of the vesting period in effect for the shares purchased or purchasable under any stock option granted to you by the Company prior to the Change in Control so that you shall have the opportunity to vest in all those shares. You shall, however, have complete discretion in determining whether you are to render such Service, and if so, whether it shall be performed as a full time employee, part-time employee or independent consultant, as permitted by the applicable stock option agreement. In particular, "Service" shall mean the provision of services to the Company or any parent or subsidiary by you in your capacity as an employee, a non-employee member of the Board of Directors or a consultant, and such "Service" shall be deemed to meet the level of employment, consulting or other services required to continue vesting under your applicable stock option or stock purchase agreements. The remaining terms of your Service during such vesting period, including any cash compensation payable for such Service, shall be negotiated in good faith by the Company or successor entity and you at the time of the Change in Control. This paragraph shall only become applicable in the event of a Change in Control, as defined in the following paragraph, and in the absence of such Change in Control, your employment shall remain "at will" in accordance with the provisions of the Agreement.

     For purpose of this Agreement, a Change in Control shall be deemed to occur in the event of any of the following transactions: (A) a transaction or series of related transactions over a twelve (12) month period (excluding an initial public offering) in which the stockholders of the Company immediately before such transaction or series of transactions do not retain in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before such event, directly or indirectly (including, without limitation, through their ownership of shares of the voting stock of a corporation which, as a result of such sale or exchange, owns the Company either directly or through one or more subsidiaries), at least a majority of the beneficial interest in the voting stock of the Company immediately after such transaction or related series of transactions, (B) the acquisition of all or substantially all of the Company's assets, (C) the liquidation or dissolution of the Company or (D) a merger or consolidation wherein the stockholders of the Company immediately before such merger or consolidation do not retain in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before such event, directly or indirectly (including, without limitation, through their ownership of shares of the voting stock of a corporation, which, as a result of such merger or consolidation, owns the Company either directly or through one or more subsidiaries), at least a majority of the beneficial interest in the voting stock of the Company immediately after such merger or consolidation."

     Except as amended by the foregoing paragraphs, the Agreement shall remain in full force and effect.

     Please sign and date this written amendment on the space provided below to confirm your acknowledgment of the Prior Agreement and to confirm your consent to this amendment to the Agreement.

                                       Sincerely,


                                       NETSCAPE COMMUNICATIONS CORPORATION

                                       By: /s/ James L. Barksdale
                                           -----------------------------------
                                           James L. Barksdale, President and
                                           Chief Executive Officer


I acknowledge the Prior Agreement and confirm my consent to this amendment to the Agreement.

                                       /s/ Roberta R. Katz
                                       ------------------------------
                                       Roberta R. Katz

April 4, 1995

Roberta Katz

Dear Roberta:

We are delighted to offer you employment as General Counsel for Netscape Communications Corporation. Your annual salary will be $175,000 per year. Your anticipated start date will be July 1, 1995, and you will be reporting to me. In addition, you will receive an Executive Relocation Package, to assist in making your move to the Bay Area as comfortable as possible. (See Attachment)

As an employee of Netscape Communications Corporation, you will be eligible to participate in a number of Company-sponsored benefits, including health and medical benefits.

Netscape has established a stock option plan. Upon Board of Directors approval, the Company will grant you an option to purchase up to 150,000 shares of common stock. Your stock option agreement will be subject to Netscape's customary terms and conditions, including vesting of the shares and a Company repurchase right (in the event you exercise your option prior to full vesting) over a fifty month period.

Employment with Netscape is not for a specific term and can be terminated by you or by the us at any time for any reason, with or without cause. Any statements to contrary that may have been made to you, or that may be made to you, by the Company or its agents are superseded by this offer letter. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

This letter supersedes any previous discussions or offers. If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by yourself and me.

Your employment is contingent on your executing the enclosed Netscape Proprietary Information and Inventions Agreement and upon your providing the Company with the legally required proof of your identity and authorization to work in the United States.

We look forward to having you join us. If you accept the above-described offer, please return a signed copy of this letter and the executed Proprietary Information and Inventions Agreement to Netscape Human Resources, and call to arrange a benefits overview. This offer, if not accepted, will expire on April 10,1995.

If you have any questions, please call me.

Sincerely,

/s/ James L. Barksdale

NESTCAPE COMMUNICATIONS CORPORATION

By: Jim Barksdale
Chief Executive Officer, Netscape Communications Corporation



I accept this offer this 26th day of April 1995

/s/ Roberta R. Katz
-----------------------------